UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): March 21, 2012

TARGETED MEDICAL PHARMA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-53071	20-5863618
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2980 BEVERLY GLEN CIRCLE, SUITE 301

LOS ANGELES, CA 90077

(Address of principal executive offices)

(310) 474-9808

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 21, 2012, the Audit Committee (the “Audit Committee”) of Targeted Medical Pharma’s (the “Company”) board of directors concluded that the Company’s audited consolidated financial statements for the years ended December 31, 2010 and 2009 included in its Current Report on Form 8-K/A, filed on April 15, 2011, as well as the interim consolidated financial statements for 2011 included in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, will need to be restated as a result of an error in the application of accounting principles related to the Company’s revenue recognition policy and therefore should no longer be relied upon.

The Company filed a registration statement on Form S-1 to register its initial public offering of common stock and to register for resale certain shares of common held by certain existing stockholders (the “Registration Statement”). The staff of the Securities and Exchange Commission (the “Staff”), as part of the Staff’s review of the Registration Statement, provided comments on the Company’s revenue recognition policy. In connection with the Company’s discussions with the Staff, the Company reexamined its revenue recognition policy and discussed the same with its independent public accountants. Due to substantial uncertainties as to the amount of and timing and collectability of revenues derived from certain business models, which can take in excess of four years to collect, it was determined that these revenues did not meet the criteria for recognition in accordance with SAB Topic 13, Revenue Recognition. These revenues are required to be recorded when the price becomes fixed and determinable, which in the case of certain business models of the Company, is when the payment is received. The Company expects to restate its financial statements utilizing the above method of revenue recognition, which means that revenues on certain sales will be recognized upon sale and others upon receipt of payment therefor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 27, 2012

TARGETED MEDICAL PHARMA, INC.

By:	/s/ William E. Shell
Name: William E. Shell, MD Chief Executive Officer